Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (No. 333-257977) of Nuvve Holding Corp. of our report dated March 31, 2022, relating to the consolidated financial statements of Nuvve Holding Corp. (the “Company”), appearing in Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California
April 6, 2022